Richard Chiang

ANDES 1 Inc.

16192 Coastal Highway

Lewes, DE 19958

September 26, 2014

Board of Directors of ANDES 1 Inc.

16192 Coastal Highway

Lewes, DE 19958

In connection with the executed share purchase agreement (SPA) with Leroy D. Aday, dated September 26, 2014, please accept this notice that effective today, September 26, 2014, I hereby resign from my positions and all duties as President, CEO, CFO, Secretary and Chairman of the Board of Directors, of ANDES 1 Inc.

Sincerely,

/s/Richard Chiang

Richard Chiang